BDO

Tel: 804-330-3092
Fax: 804-330-7753
www.bdo.com

300 Arboretum Place, Suite 520
Richmond, VA 23236

April 6, 2022

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on April 4, 2022, to be filed by our former client, Smith-Midland Corporation. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

BDO USA, LLP